As filed with the Securities and Exchange Commission on June 15, 2007

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
NUMEREX CORP.
(Exact name of registrant as specified in its charter)

PENNSYLVANIA (State or other jurisdiction of incorporation or organization)	11-2948749 (IRS Employer Identification No.)
1600 Parkwood Circle
Suite 200
Atlanta, Georgia 30339-2119
(770) 693-5950
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Numerex Corp. 2006 Long Term Incentive Plan
(Full title of the plan)
STRATTON NICOLAIDES
Chief Executive Officer
NUMEREX CORP.
1600 Parkwood Circle
Suite 500
Atlanta, Georgia 30339-2119
(770) 693-5950
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
RICHARD E. BALTZ
ARNOLD & PORTER LLP
555 Twelfth Street, NW
Washington, D.C. 20004
(202) 942-5000
Fax. No. (202) 942-5999

Calculation of Registration Fee

		Proposed	Proposed
		maximum	maximum
		offering	aggregate	Amount of
Title of Securities	Amount to be	price per	offering	registration
to be registered	registered (1)	unit (2)	price (2)	fee
Class A Common Stock, no par value	750,000	$11.07	$8,302,500	$254.89

(1)	The shares of Common Stock set forth in the Calculation of Registration Fee table and which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of the Registrant’s Common Stock as may be offered or issued as a result of any stock splits, stock dividends or similar events effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on June 8, 2007, as reported on the Nasdaq Global Market.
Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act, the prospectus that is part of this Registration Statement will be also be used in connection with the offer and sale of Common Stock of the Registrant previously registered under the Registrant’s Registration Statement on Form S-8 (File No. 333-51780), which is currently effective. Pursuant to Rule 429, this Registration Statement also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-51780.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 is being filed by Numerex Corp., a Pennsylvania corporation (the “Registrant”), and relates to the registration of 750,000 shares of the Registrant’s common stock, no par value (the “Common Stock”), which may be offered and sold pursuant to the Numerex Corp. 2006 Long Term Incentive Plan. On December 13, 2000, we filed a Registration Statement on Form S-8 (File No. 333-51780), which registered 1,652,823 shares of our Common Stock under our Amended and Restated 1994 Employee Stock Option Plan, Amended and Restated 1994 Stock Option Plan for Non-Employee Directors, Directors and Consultants Option Plan and 1999 Long Term Incentive Plan. Pursuant to Rule 429 of the Securities Act, 245,961 of the shares registered on such Form S-8 are being carried forward pursuant to this registration statement.
PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to employees of the Registrant as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed by the Registrant with the Commission, are incorporated into this Registration Statement by reference:
(1) Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on March 27, 2007;
(2) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, filed with the Commission on May 14, 2007;
(3) Current Reports on Form 8-K filed on January 5, 2007 and April 13, 2007; and
(4) The description of the Registrant’s Common Stock contained in its Initial Registration Statement on Form S-1, filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Commission on February 28, 1995, together with any amendment or report filed subsequent to the date hereof for the purpose of updating such description (File No. 33-89794).
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     Sections 1741 to 1743 of the Pennsylvania Business Corporation Law (“BCL”) provide that a corporation may indemnify its representatives (including directors and officers) against expenses, judgments, fines and amounts paid in settlement that they incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action is in, or not opposed to, the best interests of the corporation or, in a criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person seeking indemnification is adjudged liable to the corporation. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions to which they are made a party by reason of their status as directors or officers if they are successful on the merits or otherwise in the defense of such actions.
     Section 1746 of the BCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any provision in the corporation’s articles of incorporation or bylaws, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Article 11 of the Company’s Amended and Restated Articles of Incorporation and Article IV of the Company’s Bylaws provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of Pennsylvania as in effect at the time of such indemnification.
     Section 1713 of the BCL provides that a corporation may provide in its bylaws that, subject to certain exceptions, a director shall not be personally liable for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office under the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The Company has adopted such a provision in Article IV of its Bylaws, and the provision eliminates the personal monetary liability of directors to the full extent permitted by Section 1713 of the BCL.
     The Company has obtained and maintains insurance policies covering its officers and directors and indemnifying them against loss on account of certain claims made against them.
Item 7. Exemption from Registration Claimed.
     Not Applicable.

Item 8. Exhibits.
     The following documents, opinions and consents are filed with this Registration Statement.

Exhibit
Number	Description
5.1	Opinion of Catania & Parker LLP with respect to the legality of the securities being registered
23.1	Consent of Grant Thornton, LLP
23.2	Consent of Catania & Parker LLP (included in Exhibit 5.1)
24.1	Power of Attorney (see signature pages to this Registration Statement)
99.1	Numerex Corp. 2006 Long-Term Incentive Plan, previously filed as Exhibit A to the Registrant’s Annual Proxy Statement on Schedule 14A, originally filed with the Commission on April 10, 2006 and incorporated by reference herein
Item 9. Undertakings.
     (1)     The undersigned Registrant hereby undertakes:
     (a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i)     To include any prospectus required by section 10(a)(3) of the Securities Act;
     (ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (b)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (2)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on June 15, 2007.

NUMEREX CORP.
By:	/s/ Stratton J. Nicolaides
Stratton J. Nicolaides
Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints, jointly and severally, Stratton J. Nicolaides and Alan Catherall, his true and lawful attorney-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue thereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Stratton J. Nicolaides Stratton J. Nicolaides	Chairman of the Board of Directors and Chief Executive Officer	June 15, 2007

/s/ Alan Catherall Alan Catherall	Chief Financial Officer, Executive Vice President	June 15, 2007

/s/ Andrew J. Ryan Andrew J. Ryan	Director	June 15, 2007

/s/ Matthew J. Flanigan Matthew J. Flanigan	Director	June 15, 2007

/s/ Nicholas Davidge Nicholas Davidge	Director	June 15, 2007

/s/ George Benson George Benson	Director	June 15, 2007

/s/ Brian C. Beazer Brian C. Beazer	Director	June 15, 2007

/s/ John G. Raos John G. Raos	Director	June 15, 2007

INDEX TO EXHIBITS

Exhibit
Number	Description
5.1	Opinion of Catania & Parker LLP with respect to the legality of the securities being registered.
23.1	Consent of Grant Thornton, LLP.
23.2	Consent of Catania & Parker LLP (included in Exhibit 5.1).
24.1	Power of Attorney. Reference is made to the signature page to this Form S-8.
99.1	Numerex Corp. 2006 Long-Term Incentive Plan, previously filed as Exhibit A to the Registrant’s Annual Proxy Statement on Schedule 14A, originally filed with the Commission on April 10, 2006 and incorporated by reference herein.